SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            FORM 8-K

                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event) July 2, 2002


                 Golden Eagle International, Inc.
     (Exact Name of Registrant as Specified in its Charter)


    Colorado                        0-23726                     84-1116515
(State or Other                  (Commission                (I.R.S. Employer
Jurisdiction of                    File Number)              Identification
corporation)                                                        No.)


12401 South 450 East, Building D2, Suite A, Salt Lake City, Utah 84020
       (Address of Principal Executive Offices) (Zip Code)


                          (801) 619-9320
      (Registrant's Telephone Number, Including Area Code)


                        Not Applicable
 (Former Name or Former Address, If Changed Since Last Report.)

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ITEM 2.  Acquisition or Disposition of Asset.

     On July 2, 2002, the Company's wholly-owned operating subsidiary in Bolivia, Golden Eagle International, Inc. Bolivia, entered into an agreement for the purchase of three mining concessions and contract mining rights on 2,075 hectares (equivalent to 5,125 acres) in the area of Cangalli, Bolivia, in the Tipuani Gold Mining District, approximately 100 kilometers (65 miles) north of La Paz, Bolivia. The mining concessions and contract rights were purchased from the Gold Mining Cooperative "United Cangalli, Ltd." (the "Cooperative"), a Bolivian entity that is not affiliated with Golden Eagle.

     Golden Eagle's subsidiary paid $300,000.00 in cash, which Golden Eagle obtained from accredited investors. In addition, the subsidiary agreed to assume up to $175,000.00 of debt owed by the Cooperative to third parties, which may be paid on terms convenient to Golden Eagle's subsidiary over the course of the next four years. Our subsidiary also agreed to give the Cooperative 4,130,000 restricted shares of our common stock. The Cooperative committed to be bound by Regulation S and not attempt any resales within the United States for a period of one year, but expressed its intent to distribute its shares in accordance with Regulation S, in offshore transactions, to its member shareholders in Bolivia.

     We have previously discussed the nature and geology of the gold deposits found on these concessions over the course of the past 6 years in our annual, quarterly and periodic reporting. The bed of the current Tipuani River is a gold placer of alluvial deposition formed from erosion of hard rock gold deposits in its headwaters in the Royal Cordillera range of the Andes, as well as erosion from more local sources in the conglomerate material formed in the Paleo-Tipuani Valley. The Paleo-Tipuani Valley bedrock consists of shales from the Paleozoic and was refilled in a number of episodes during the late Tertiary Age. These Tertiary mudflows, and other alluvial deposits, solidified into a conglomerate known in the area as "Cangalli conglomerate" because of pronounced outcrops surrounding the town of Cangalli.

     The mining concessions acquired by the Company have been superficially and rudimentarily mined for gold since the Inca Empire, during the Spanish Conquest, through the modern era, and most recently, since1981 by the Cooperative. Golden Eagle's subsidiary intends to continue mining the concessions for gold, but in a more sophisticated, mechanized manner.

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     Golden Eagle has evaluated these mining concessions by conducting three geological studies, and several metallurgical studies, over the course of the past 6 years, and determined that the indicated gold resources within the concessions, and the potential economic feasibility of those resources, justify what the Company believes to be a very reasonable purchase price. In addition, these concessions anchor an overall strategy for the Company to become a dominant landowner in the entire Tipuani Gold Mining District, and in particular, in the Paleo-Tipuani gold conglomerates. With these concessions, the Company now owns 74,000 contiguous acres in this area.

     The purchase also resulted in the elimination of an 18% gross royalty that our subsidiary had under the previous exploration and mining contract with the Cooperative. In addition, by buying out the Cooperative's interest in the mining concessions, Golden Eagle eliminated certain risk factors associated with a Bolivian business organization made up of 118 individuals from diverse socio-economic and political backgrounds that it had described in its annual and quarterly reports as the "Cooperative Risk Factor."

     The mining concessions purchased by the Company's subsidiary are granted by the Bolivian government, and pursuant to the Bolivian Mining Code, may be owned in perpetuity by paying annually $1 per hectare, or $0.40 per acre, in concession fees to the Bolivian government. There are no work or exploration requirements.

Item 7  Financial Statements, Pro-Forma Financial Information and Exhibits

    (C)   Exhibits
    Exhibit Number     Description
    --------------     -----------

      1 Contract for the Purchase of Concessions and Contract Mining Rights (translated from the original Spanish).

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                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                             GOLDEN EAGLE INTERNATIONAL, INC. (Registrant)

                              /s/ Terry C. Turner
Date: July 17, 2002      By: _______________________________________________
                             Terry C. Turner, President and Chief Executive Officer






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